Exhibit 8.1

Cadwalader, Wickersham & Taft LLP

One World Financial Center, New York, NY 10281

Tel +1 212 504 6000 Fax +1 212 504 6666

www.cadwalader.com

New York London Charlotte Washington

Houston Beijing Hong Kong Brussels

January 15, 2016

Seacoast Banking Corporation of Florida

815 Colorado Avenue

Stuart, FL 34994

Ladies and Gentlemen:

We have acted as counsel for Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), in connection with the merger of Floridian Financial Group, Inc., a Florida corporation (“Floridian”), with and into SBC pursuant to the Agreement and Plan of Merger, dated as of November 2, 2015 (“Merger Agreement”), by and among SBC, Seacoast National Bank, a national banking association, Floridian, and Floridian Bank, a Florida chartered commercial bank. All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement. This opinion letter is being furnished to you in connection with the filing by SBC under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form S-4 (“Registration Statement”), which includes the Proxy Statement/Prospectus contained therein, with the Securities and Exchange Commission (the “SEC”) pursuant to the Merger Agreement.

In connection with the opinion expressed below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the representation letters of SBC and Floridian, in each case, with respect to the Merger (collectively, the “Representation Letters”), the Merger Agreement, the Registration Statement, and such other corporate records, agreements, documents and instruments as we have deemed necessary or appropriate to enable us to render the opinion set forth below, and we have assumed that all such facts, information, representations, covenants and agreements were initially and are currently true, correct and complete and will continue to be true, correct and complete through the Effective Time.

For purposes of rendering our opinion, we have assumed that (i) the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the factual statements and representations made by SBC and Floridian in their respective Representation Letters dated as of the date hereof and delivered to us for purposes of this opinion are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of SBC or Floridian or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement.

Our opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, rulings and decisions thereunder, and such other authorities as we have considered relevant, each as in effect on the date hereof, and may be affected by amendments to the Code or the Treasury regulations thereunder or by subsequent judicial or administrative interpretation thereof, any of which may have retroactive effect. There can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court. We express no opinions other than as to the federal income tax law of the United States of America. This opinion does not address the various state, local or foreign tax consequences that may result from the transactions contemplated by the Merger Agreement and the Registration Statement.

Based upon and subject to the foregoing and to the limitations and qualifications set forth herein, it is our opinion that the discussion in the section of the Registration Statement entitled “Material U.S. Federal Income Tax Consequences of the Merger” constitutes the material U.S. federal income tax consequences of the Merger to U.S. holders of Floridian common stock.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Cadwalader, Wickersham & Taft LLP

Cadwalader, Wickersham & Taft LLP

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